EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Quantum Fuel Systems Technologies Worldwide, Inc. for the registration of 3,780,942 shares of its common stock and to the incorporation by reference therein of our report dated June 10, 2004, with respect to the financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 18, 2005